UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 1, 2014

Heritage Oaks Bancorp
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

000-25020	77-0388249
(Commission File Number)	(IRS Employer Identification No.)

1222 Vine Street, Paso Robles CA	93446
(Address of Principal Executive Offices)	(Zip Code)

(805) 369-5200
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e).  Compensatory Arrangements of Certain Officers.

On August 1, 2014, Heritage Oaks Bancorp (the “Company”) and Heritage Oaks Bank (the “Bank”) entered into an Executive Salary Protection Agreement (the “Agreement”) with Lonny D. Robinson, Executive Vice President and Chief Financial Officer of the Company and the Bank.  The Agreement entitles Mr. Robinson, upon the satisfaction of certain standard conditions (e.g., execution of a Waiver and Release, and complying with certain restrictive covenants relating to the non-solicitation of employees and customers and non-disparagement of the Company and the Bank), to be paid a lump sum equal to the sum of: (i) 150% of his annual salary at the rate in effect immediately prior to the triggering event; and (ii) his cash bonus, if any, earned for the calendar year ended immediately prior to the occurrence of the triggering event.  Mr. Robinson is also entitled to reimbursement for COBRA premiums, if applicable, for up to twelve months following the occurrence of the triggering event.  The agreement is a “double trigger” change in control agreement, which is triggered if (1) Mr. Robinson’s position with the Company or the Bank is “terminated” as defined in the Agreement, and (2) such termination occurs within three months prior to, or within twelve months following, a “change in control” event as defined in the Agreement.  “Termination” as defined in the Agreement includes (a) termination without “Cause” as defined in the Agreement, (b) a reduction by more than fifteen percent in base salary or annual bonus opportunity, (c) a relocation of Mr. Robinson’s principal place of employment by more than thirty-five miles, (d) removal from the position of Chief Financial Officer, (e) a material adverse change in Mr. Robinson’s assigned duties, or (f) the failure of a successor to assume and agree to perform the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by reference to the full text of the Agreement, a copy of which will be filed as an Exhibit to the Company’s Form 10-Q for the quarter ended September 30, 2014.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 1, 2014

Heritage Oaks Bancorp

By:/s/ William Raver
William Raver
EVP/General Counsel